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                                                              EXHIBIT (h)(4)(d)

                      [Logo of MFS Investment Management]

                           MFS INVESTMENT MANAGEMENT
             500 Boylston Street, Boston, Massachusetts 02116-3741

December 19, 2005

The United States Life Insurance Company in the City of New York
c/o American General Life Insurance Company
2727 Allen Pkwy # Wt3-02
Houston, TX 77019-2115

Dear __________:

The purpose of this letter is to amend each Participation Agreement among Massachusetts Financial Services Company ("MFS"), MFS Variable Insurance Trust ("VIT") and The United States Life Insurance Company in the City of New York (the "Company"), made and entered into as of August 20, 1999 (the "Agreement"). The amendment will enable VIT (i) to sell its shares to additional qualified parties, including funds-of-funds operated by certain insurance companies ("Funds-of-Funds"); and (ii) to make in-kind redemptions.

The Agreement currently permits VIT shares to be sold only to insurance companies and their separate accounts and qualified pension and retirement plans (as well as MFS and its affiliates). MFS and VIT intend to amend the Agreement to allow sales of VIT shares to any other person or plan to the extent such sales would not cause any Participating Insurance Company to violate the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended. Such an amendment would be sufficiently broad to permit sales of VIT shares to Funds-of-Funds. As such, Article I,
Section 1.3 of the Agreement is amended to read as follows:

    1.3The Trust and MFS agree that the Shares will be sold only to insurance companies which have entered into participation agreements with the Trust and MFS (the "Participating Insurance Companies") and their separate accounts, qualified pension and retirement plans, MFS or its affiliates, and any other person or plan permitted to hold shares of the Trust pursuant to Treasury Regulation 1.817-5 without impairing the ability of the Company, on behalf of its separate accounts, to consider the Shares as constituting investments of the separate accounts for the purpose of satisfying the diversification requirements of
       Section 817(h). The Trust and MFS will not sell Trust shares to any insurance company or separate account unless an agreement containing provisions substantially the same as Articles III and VII of this Agreement is in effect to govern such sales. The Company will not resell the Shares except to the Trust or its agents.

Currently, the Agreement provides only for cash redemptions. This amendment to the Agreement will permit VIT to make in-kind redemptions in addition to cash redemptions, to the extent permitted by law and as described in the VIT Prospectus. The amendment is principally intended to permit in-kind redemptions in the event of large- scale redemptions, such as those in connection with substitutions. As such, Article I, Section 1.4 of the Agreement is amended to read as follows:

   1.4.The Trust agrees to redeem for cash or, to the extent permitted by applicable law, in-kind, on the Company's request, any full or fractional Shares held by the Accounts (based on orders placed by Policy owners prior to the close of regular trading on the NYSE on that Business Day), executing such requests on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Trust for receipt of requests for redemption from Policy

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Letter Amendment
December 19, 2005
Page 2 of 2

       owners and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such request for redemption by 9:00 a.m. New York time on the next following Business Day.

Except as modified and amended above, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms. All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Agreement.

Please indicate your acceptance of these amendments by having the enclosed copies of this letter signed where indicated below by an appropriate officer of the Company and return an executed copy at your earliest convenience.

Should you have any questions regarding these amendments, please contact ______, ______, at ______ or ______, ______, at ______.

                                                  Very truly yours,

                                                  MASSACHUSETTS FINANCIAL
                                                  SERVICES COMPANY
                                                  By its authorized officer,


                                                  -----------------------------

                                                  MFS VARIABLE INSURANCE TRUST
                                                  On behalf of the Portfolios
                                                  By its authorized officer and
                                                    not individually,


                                                  -----------------------------

Accepted by:

THE UNITED STATES LIFE
INSURANCE COMPANY IN THE CITY OF
NEW YORK

By:
        -------------------------
Name:
Title:

Attest:
        -------------------------
Name:
        -------------------------
Title:
        -------------------------

(Corporate Seal)